SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 12, 2013

COHERENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33962	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive
Santa Clara, CA 95054
(Address of principal executive offices)

(408) 764-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2013, the Board of Directors (the “Board”) of Coherent, Inc. (the “Company”) appointed Steve Skaggs to the Board and as a member of the Audit Committee. Mr. Skaggs currently serves as Senior Vice President and Chief Financial Officer of Atmel Corporation, a leading designer, developer and supplier of microcontrollers.  Mr. Skaggs joined Atmel in September 2010 and has more than 20 years of experience in the semiconductor industry.  From 2008 to September 2010, Mr. Skaggs was employed as an independent management consultant, providing strategic advisory and consulting services to clients.  From 2005 to 2008, Mr. Skaggs served as Chief Executive Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software, and also served as President of Lattice from 2003 to 2005 and as Chief Financial Officer of Lattice from 1996 to 2003.  He was also previously a member of the board of directors of Lattice. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, a global management consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. Mr. Skaggs holds an MBA degree from the Harvard Business School and a BS degree in Chemical Engineering from the University of California, Berkeley.  There are no family relationships between Mr. Skaggs and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In addition, Lawrence Tomlinson, a member of the Board, pursuant to the Company’s Governance Guidelines informed the Board that he would be retiring from the Board and not standing for re-election at the Company’s Annual Meeting of Stockholders to be held on February 26, 2014. Mr. Tomlinson will continue to serve as a member of the Board until such meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: December 16, 2013
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel